EXHIBIT 2
---------

                                                               December 15, 1998

Quintiles Transnational Corp.
4709 Creekstone Drive, Suite 200
Durham, North Carolina  27703-8411

         RE: Agreement and Plan of Merger dated as of December 15, 1998 (the
             "Merger Agreement") among Quintiles Transnational Corp. ("Parent"), QELS Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and Envoy Corporation (the "Company")

Gentlemen:

         As a holder of shares of the Company's Common Stock and/or Series B Convertible Preferred Stock, the undersigned is entitled to receive, in connection with the merger of Merger Sub with and into the Company pursuant to the Merger Agreement (the "MERGER"), certain shares of Common Stock, par value $0.01 per share, of Parent ("PARENT COMMON STOCK"). The undersigned understands that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "ACT").

         The undersigned hereby represents to Parent that the undersigned will not sell, offer to sell, or otherwise dispose of any shares of Parent Common Stock received by the undersigned in connection with the Merger except (i) in a transaction permitted by Rule 145 under the Act, (ii) pursuant to an effective registration statement under the Act, or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Parent or as described in a "no-action" letter from the staff of the Division of Corporate Finance of the Securities and Exchange Commission, is not required to be registered under the Act; and in the event of a sale or other disposition pursuant to Rule 145, the undersigned will supply evidence reasonably satisfactory to Parent of compliance with such Rule. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any securities disposed of by the undersigned, but that any such withholding instructions will be released by Parent upon the undersigned's satisfaction of any of the conditions set forth in this paragraph.

         In order to facilitate Parent's treatment of the Merger as a pooling of interests for accounting purposes, the undersigned agrees that the undersigned will not sell or in any other way reduce the undersigned's risk relative to any of the undersigned's shares of Common Stock and/or Series B Convertible Preferred Stock of the Company, or of Parent Common Stock received by the undersigned in connection with the Merger, during a period beginning on the date of this letter and ending at such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published by Parent.

         The undersigned further agrees and consents to the placement of the following legend on the certificate representing the shares of Parent Common Stock to be received by the undersigned in the merger:

                  This Certificate has been issued to or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies and may not be sold, transferred or otherwise disposed of except (i) in a transaction permitted by Rule 145 under the Act, and as to which the issuer has received reasonable satisfactory evidence of compliance with Rule 145, or (ii) pursuant to an effective registration statement under the Act, or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to the issuer or as described in a "no-action" letter from the staff of the Securities and Exchange Commission, is not required to be registered under the Act.

         If the provisions of Rule 145 under the Securities Act are amended to eliminate restrictions applicable to the Parent Common Stock received by the undersigned in connection with the Merger, or at the expiration of the restricted period set forth in Rule 145(d), the undersigned understands Parent, upon the undersigned's request, will promptly cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rule 145 upon receipt of an opinion of counsel reasonably satisfactory to Parent to the effect that such legend may be removed.

         The undersigned recognizes and agrees that Parent shall not be bound by any attempted transfer, sale or other disposition of Parent Common Stock, and Parent's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted transfer, sale or other disposition, unless the transfer, sale or other disposition has been effected in accordance with the restrictions described herein.

         From and after the effective time of the Merger and for so long as necessary in order to permit the undersigned to sell the undersigned's Parent Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, the undersigned understands Parent will use reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and those referred to in Paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Parent will use reasonable efforts to make publicly available the information regarding itself referred to in Paragraph
(c)(2) of Rule 144).

         The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, if that spouse has the same home as the undersigned, (ii) any relative of the undersigned who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, such spouse, and any such relative collectively own at least 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, such spouse, and any such relative collectively own at least 10% of any class of equity securities or of the equity interest.

                             * * * * * * * * * * * *

                     [signature page to Affiliate's Letter]


                                                Yours very truly,


                                                /s/ WS Ford
                                                -----------
                                                Name: William E. Ford
                                                Title:
                                                (if applicable)


Dated: December 15, 1998